As filed with the Securities and Exchange Commission on November 15, 2007
Registration No. 333-121139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OAKLEY, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	95-3194947 (IRS Employer Identification No.)
One Icon, Foothill Ranch, California 92610
(Address of principal executive offices) (Zip Code)

Oakley, Inc. 1995 Stock Incentive Plan
(Full title of the plan)

Richard Shields
Chief Financial Officer
Oakley, Inc.
One Icon
Foothill Ranch, California 92610
(Name and address of agent for service)
(949) 951-0991
(Telephone number, including area code, of agent for service)

Copies to:
Michael A. Boxer, Esq.
Senior Vice President & General Counsel
Luxottica U.S. Holdings Corp.
44 Harbor Park Drive
Port Washington, New York 11050
(516) 484-3800
Jonathan Goldstein, Esq.
David A. Sakowitz, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
(212) 294-6700

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     On November 14, 2007, pursuant to the Agreement and Plan of Merger dated as of June 20, 2007, by and among Luxottica Group S.p.A., an Italian corporation (“Parent”), Norma Acquisition Corp, a Washington corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Oakley, Inc., a Washington corporation (the “Company”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent (the “Merger”) and all outstanding shares of common stock, par value $0.01 per share (“Common Stock”), being converted into the right to receive US$ 29.30 per share in cash. As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Company’s Registration Statement on Form S-8 (File No. 333-121139) (the “Registration Statement”). In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on November 15, 2007.

OAKLEY, INC.
By:	/s/ D. Scott Olivet
D. Scott Olivet
Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ D. Scott Olivet D. Scott Olivet	Chief Executive Officer (Principal Executive Officer) and Director	November 15, 2007

/s/ Richard Shields Richard Shields	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	November 15, 2007

/s/ Andrea Guerra Andrea Guerra	Director	November 15, 2007

/s/ Enrico Cavatorta Enrico Cavatorta	Director	November 15, 2007

/s/ Michael A. Boxer Michael A. Boxer	Director	November 15, 2007